American High-Income Trust
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$773,043
Class B	$43,681
Class C	$78,706
Class F1	$112,760
Class F2	$13,372
Total	$1,021,562
Class 529-A	$12,208
Class 529-B	$1,579
Class 529-C	$4,466
Class 529-E	$670
Class 529-F1	$552
Class R-1	$1,104
Class R-2	$11,518
Class R-3	$18,748
Class R-4	$12,118
Class R-5	$17,558
Class R-6	$1,224
Total	81,745

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	0.8770
Class B	0.8122
Class C	0.8097
Class F1	0.8760
Class F2	0.8985
Class 529-A	0.8736
Class 529-B	0.8040
Class 529-C	0.8046
Class 529-E	0.8492
Class 529-F1	0.8918
Class R-1	0.8048
Class R-2	0.8113
Class R-3	0.8488
Class R-4	0.8762
Class R-5	0.9024
Class R-6	0.3448

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	$998,835
Class B	$53,453
Class C	$117,925
Class F1	$144,077
Class F2	$33,139
Total	$1,347,429
Class 529-A	$16,695
Class 529-B	$2,127
Class 529-C	$6,600
Class 529-E	$915
Class 529-F1	$737
Class R-1	$1,727
Class R-2	$16,503
Class R-3	$26,477
Class R-4	$16,684
Class R-5	$19,679
Class R-6	$4,737
Total	$112,881

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	10.29
Class B	10.29
Class C	10.29
Class F1	10.29
Class F2	10.29
Class 529-A	10.29
Class 529-B	10.29
Class 529-C	10.29
Class 529-E	10.29
Class 529-F1	10.29
Class R-1	10.29
Class R-2	10.29
Class R-3	10.29
Class R-4	10.29
Class R-5	10.29
Class R-6	10.29